EX-99.23.j


                         CONSENT OF INDEPENDENT AUDITORS

         As independent public accountants, we hereby consent to the use of our reports dated November 28, 2001 for the Corbin Small-Cap Value Fund, the GLOBALT Growth Fund and the Marathon Value Portfolio (the "Funds") and to all references to our firm included in or made a part of this Post-Effective Amendment No. 64 to AmeriPrime Fund's Registration Statement on Form N-1A (file No. 33-96826), including the references to our firm under the heading "Financial Highlights" in the Prospectuses and under the heading "Accountants" in the Statements of Additional Information of the Funds.


   /s/

McCurdy & Associates CPA's, Inc.
Cleveland, Ohio

February 14, 2002